Exhibit 99.1

R. J. Klosterman, President & CEO, Announces Retirement

DUBUQUE, Iowa--(BUSINESS WIRE)--September 30, 2011--Flexsteel Industries, Inc. (NASDAQ: FLXS) Ronald J. Klosterman has announced his plans to retire as President and Chief Executive Officer prior to the end of 2012. Mr. Klosterman, who has been with Flexsteel for nearly 40 years, succeeded K. Bruce Lauritsen as President and CEO in 2006.

“Flexsteel has been fortunate to have an executive of the caliber of Ron Klosterman,” said Chairman L. Bruce Boylen. “Ron has been entrenched in every aspect of Flexsteel’s operations, including finance, manufacturing and marketing. He has gained tremendous respect within the Company and the furniture industry demonstrating confidence in and conviction to our Company. We will benefit from his guidance in his continuing role as a Director.”

Boylen said that the Board of Directors has formed a search committee and will retain an executive search firm to identify candidates to succeed Klosterman.

Klosterman began his career with the Company as a staff accountant, was promoted to Manager of Corporate Accounting & Audit, was selected to establish and serve as General Manager of our Dublin, Georgia production facility, held positions as Treasurer, Chief Financial Officer, President and Chief Operating Officer, before becoming President & CEO. He was appointed to the Board of Directors in 2005.

Klosterman stated, “Today’s announcement is an important milestone in our succession planning process that will position the Company for a smooth leadership transition. It has been, and continues to be, a privilege to lead this tremendous Company. As part of our succession planning, I believe the time is right for someone new to take the reins, to elevate Flexsteel to the next level. Moving forward, I have great confidence in the Company and the abilities of our leadership team to continue our long-term success.”

Boylen concluded, “I’d like to thank Ron for his dedication, leadership and his ability to guide the Company through the global changes and economic challenges of recent years.”

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

CONTACT:
Flexsteel Industries, Inc.
Timothy E. Hall, 563-585-8392
Chief Financial Officer